EXHIBIT 4.2





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         If the election of directors shall not be held on the day above designated for the annual meeting, the Board of Directors shall cause the election to be held as soon thereafter as may be convenient at a special meeting of the shareholders called for the purpose of holding such election.

         The annual meeting of shareholders may be held for any other purpose in addition to the election of directors which may be specified in a notice of such meeting. The meeting may be called by resolution of the Board of Directors or by a writing filed with the secretary signed either by a majority of the directors or by shareholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote at any such meeting.

                          SPECIAL SHAREHOLDERS MEETINGS

         2.03 Special meetings of the Shareholders may be called by the Chief Executive Officer, the President, the Board of Directors, the holders of not less than twenty-five percent (25%) of all shares entitled to vote at the meeting so called, or such other officers or persons as may be provided by resolution of the Board of Directors.

                         NOTICE OF SHAREHOLDERS' MEETING

         2.04 A written or printed notice stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the chief executive officer, president, the secretary, or the officer or person calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the share transfer book of the corporation, with postage thereon prepaid.

         Attendance at a meeting shall be deemed to be waiver of notice, unless the Shareholder attending does so for the purpose of protesting the legality of the meeting and announces such purpose before casting a vote on any business before the meeting.

                                VOTING OF SHARES

         2.05 Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation or by law.

         At each election for directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whom election he has a right to vote.



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                                LOST CERTIFICATE

         5.04 The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate to be lost. When authorizing such issue of a new certificate or certificates, the Board of Directors in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost or destroyed certificate or certificates or his legal representatives to advertise the same in such manner as it shall require or to give the corporation a bond with surety and in form satisfactory to the corporation (which bond shall also name the corporation's transfer agents and registrars, if any, as obligees) in such sum as it may direct as indemnity against any claim that may be made against the corporation or other obligees with respect to the certificate alleged to have been lost or destroyed, or to advertise and also give such bond.

                              ARTICLE 6 - DIVIDEND

                                   DECLARATION

         6.01 The Board of Directors may declare at any annual, regular or special meeting of the Board and the corporation may pay, dividends on the outstanding shares in cash, property or in the shares of the corporation to the extent permitted by, and subject to, the provisions of the laws of the State of Texas.

                                    RESERVES

         6.02 Before the payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time in their absolute discretion think proper as a reserve fund to meet contingencies or for equalizing dividends or for maintaining any property of the corporation or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may abolish any such reserve in the manner in which it was created.

                            ARTICLE 7 - MISCELLANEOUS

         7.01 The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

         7.02 No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by a resolution or the Board of Directors. Such authority may be general or confined to specific instances.

         7.03 All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositories as the Board of Directors may select.



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